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                                                               Exhibit 8.1

                              November 13, 2001



Hawaiian Natural Water Company, Inc.
16-305 Old Volcano Road
Keaau, Hawaii 96749


         Re: Merger of Hawaiian Natural Water Company, Inc., with and into AMCON Merger Sub, Inc., a wholly owned subsidiary of AMCON Distributing Company

Ladies and Gentlemen:

         You have requested our opinion with respect to certain of the federal income tax consequences of the merger (the "Merger") of Hawaiian Natural Water Company, Inc, ("HNWC") with and into AMCON Merger Sub, Inc. ("Merger Sub"), a wholly owned direct subsidiary of AMCON Distributing Company ("AMCON"), pursuant to that certain Fifth Amended and Restated Agreement and Plan of Merger dated as of September 27, 2001 by and among AMCON, Merger Sub and HNWC, as amended by that certain Letter Agreement dated as of November 12, 2001, by and among AMCON, Merger Sub and HNWC (as so amended and restated, the "Merger Agreement"). Under the terms of the Merger Agreement, shares of HNWC stock will be converted into shares of AMCON voting common stock and all outstanding shares of Merger Sub will continue to be owned by AMCON.

                             Documents Examined
                             ------------------

         In connection with the rendering of our opinion, we have examined the following:

         1.       The Merger Agreement;

         2. The Registration Statement on Form S-4 filed under the Securities Act of 1933 by AMCON with respect to the AMCON stock to be issued in connection with the Merger (the "Registration Statement");

         3.       The Representation Certificates of HNWC and AMCON; and



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Hawaiian Natural Water Company, Inc.
November 13, 2001
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         4.       Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

         In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                             Factual Assumptions
                             -------------------

         In rendering this opinion, we have made the following assumptions as to factual matters.

         1. The Representation Certificates of HNWC and AMCON, as referenced in the section entitled Documents Examined, are
                                                     ------------------
                  executed and delivered to us prior to the Merger in the form that we have heretofore tendered them to HNWC and AMCON;

         2. The representations and warranties of the parties contained in the documents listed in the section entitled Documents
                                                                  ---------
                  Examined that may be deemed material to this opinion are all
                  --------
                  true in all material respects as of the Effective Time of the Merger;

         3. The representations as to factual matters of HNWC and AMCON contained in one or more Representation Certificates are all true, correct, and complete in all material respects as of the Effective Time of the Merger;

         4. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents; and

         5. The Merger will qualify as a merger under applicable state corporation law.


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Hawaiian Natural Water Company, Inc.
November 13, 2001
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                           Limitations on Opinion
                           ----------------------

         The following limitations apply with respect to this opinion:

         1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retrospectively. This opinion is in all respects qualified by the assumption that no significant changes in such authorities that would affect this opinion will be promulgated or occur between the date hereof and the Effective Time of the Merger. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations, or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.

         2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

         3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.





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Hawaiian Natural Water Company, Inc.
November 13, 2001
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                                   Opinion
                                   -------

         Based upon and subject to the foregoing, it is our opinion that (1) the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and (a)(2)(D) of the Code; (2) each of AMCON, HNWC and Merger Sub will be a party to a reorganization within the meaning of Section 368(b) of the Code; (3) no gain or loss will be recognized by the shareholders of HNWC upon the conversion of their shares of HNWC stock into shares of AMCON stock (except to the extent of any cash received by a shareholder in the Merger and except for any gain or loss attributable to cash received in lieu of fractional shares or upon the exercise of dissenters' rights); (4) the aggregate tax basis of the AMCON stock received by a shareholder of HNWC in the Merger will be the same as the aggregate tax basis of the HNWC stock exchanged for the AMCON stock, reduced by the tax basis in the HNWC stock exchanged that is allocable to any fractional share of the stock in AMCON for which cash is received; and (5) the holding period of the AMCON stock received by each shareholder of HNWC in the Merger will include the period for which the HNWC stock exchanged therefor was considered to be held, provided that such HNWC stock was held as a capital asset at the time of the Merger.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Respectfully submitted,

                                         /s/ Squire, Sanders & Dempsey L.L.P.